EXHIBIT 4(b)
INDUSTRIAL DISTRIBUTION GROUP, INC.
FIRST AMENDMENT TO
MANAGEMENT INCENTIVE PROGRAM
     This First Amendment to the Management Incentive Program (this “Amendment”) is made as of the 21st day of February, 2007, by Industrial Distribution Group, Inc., a Delaware corporation (the “Company”).
W I T N E S S E T H:
     WHEREAS, the Company established the Industrial Distribution Group, Inc. Management Incentive Program effective March 5, 1998 (the “MIP”) and the MIP was approved by the Company’s stockholders on May 7, 1998;
     WHEREAS, pursuant to the provisions of the MIP, the Board of Directors of the Company (the “Board of Directors”), upon the prior approval and recommendation of the Compensation Committee of the Board of Directors, has authorized and directed, subject to approval of the stockholders of the Company, the increase by 200,000 shares of the total number of shares of the Company’s common stock, $0.01 par value per share, that may be granted or awarded under the MIP.
     NOW, THEREFORE, for and in consideration of the foregoing premises, and other good and valuable consideration, the MIP is amended as follows:
     1. Section 6(C) is hereby amended by deleting the last sentence of the second paragraph in its entirety and replacing it with the following:
“Subject to adjustment as provided in Section 7, the maximum number of Shares that may be issued pursuant to the Plan is 450,000.”
     2. This Amendment shall be effective as of the date set forth above. Except as hereby amended, the MIP shall remain in full force and effect.
     IN WITNESS WHEREOF, the undersigned does hereby execute this Amendment as of the date set forth above.

INDUSTRIAL DISTRIBUTION GROUP, INC.
By:	/s/ Jack P. Healey
Jack P. Healey
Secretary